Exhibit 3.1

Section 1.3 of the Restated Bylaws are hereby amended to read as follows:

Section 1.3            Notice of Meetings; Waiver of Notice

Notice of meetings of the stockholders shall be given to all stockholders in writing not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting.  Such notice shall specify the place, date and hour, and in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. Upon written request delivered to the Corporation in accordance with Section 1.10(c) hereof by the holders of shares representing not less than the number of votes specified in Section 1.2 hereof, the stockholders may request that the Corporation call a special meeting of stockholders. Within thirty (30) days of such a request, the Secretary shall give notice of a special meeting of stockholders to be held on such date and at such place and hour as the Secretary may fix, and if the Secretary shall neglect or refuse to issue such notice, the person making the request may do so and may fix the date for such meeting.

Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting has not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 2.5 of the Restated Bylaws are hereby amended to read as follows:

Section 2.5            Notice of Meetings; Waiver of Notice

Notice of meetings of the Board of Directors shall be given to all directors, either orally or in writing (including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means) at least twenty-four (24) hours before the meeting.

A director may waive notice of a meeting either before or after the meeting by signing a written waiver of notice or by any waiver by electronic transmission.  All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.  In addition, attendance or participation at any meeting shall constitute waiver of notice of such meeting unless a director attends or participates for the express purpose of objecting to the transaction of business on the ground that the meeting has not been lawfully called or convened.

Section 2.8 of the Restated Bylaws are hereby amended to read as follows:

Section 2.8            Action Without Meeting.

Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or electronic transmission or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

Section 7.3 of the Restated Bylaws are hereby amended to read as follows:

Section 7.3            Notice Generally.

Whenever any notice is required by law, the Certificate of Incorporation, or these Restated Bylaws to be given to any stockholder, director, or officer, such notice, except as otherwise provided by law, may be given personally or by mail, verified facsimile or nationally recognized courier, addressed to such address as appears on the books of the Corporation, or by electronic transmission, consented to by the recipient to whom the notice is given.  Notice shall be deemed effective as set forth in the Delaware General Corporation Law.

Whenever any notice is required to be given by law, the Certificate of Incorporation, or these Restated Bylaws, a written waiver thereof, signed by the person entitled to such notice, whether before or after the meeting or the time for other action stated in the notice, shall be deemed equivalent in all respects to such notice to the full extent permitted by law.

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The Undersigned certifies that these Amendments to the Restated Bylaws of ICO Global Communications (Holdings) Limited were adopted by the Board of Directors of ICO Global Communications (Holdings) Limited on December 19, 2006.

John L. Flynn, Executive Vice President,
General Counsel and Corporate Secretary